Exhibit 1.1

STOCK PURCHASE AGREEMENT

among

MERIDIAN CLINICAL LABORATORY CORPORATION

MARIA ACOSTA

CARLOS MIGUEL ACOSTA

and

BIO-REFERENCE LABORATORIES, INC.

Dated as of December 21, 2012

i

	(y)	Officers	18
	(z)	Significant Tangible Personal Property	18
	(aa)	Customers	18
	(bb)	Relationship with Customers, Suppliers, Contractors and Third Party Payors	19
	(cc)	Disclosure	19
	(dd)	No Motor Vehicles	19
	(ee)	Medicare, Medicaid and Other Payor Compliance	19
	(ff)	Creditors and Accounts Payable	19
	(gg)	Blue Shield Provider Agreement	19

3.2	No Other Representations and Warranties		19
3.3	Representations and Warranties of Buyer		20
	(a)	Due Organization and Power	20
	(b)	Authorization and Validity of Agreement	20
	(c)	No Governmental Approvals or Notices Required; No Conflict with Instruments to which Buyer is a Party	20
	(d)	Brokerage and Similar Fees	21
	(e)	Financial Capacity	21
3.4	Representations and Warranties of Buyer		21
3.5	Expiration of Representations and Warranties		21
3.6	Warranties and Representations Deemed Repeated at Closing		21

4.	TRANSACTIONS PRIOR TO CLOSING		21
4.1	Access to Information Concerning Properties and Records		21
4.2	Conduct of the Business Pending the Closing Date		21
4.3	Further Actions		22
4.4	Certain Notifications		23
4.5	No Inconsistent Action		23

5.	CONDITIONS PRECEDENT; DELIVERIES AT CLOSING		23
5.1	Conditions Precedent to Obligations of Seller, Buyer		23
	(a)	No Injunction, etc.	23
	(b)	Material Consents	23
5.2	Conditions Precedent to Obligations of Buyer		23
	(a)	Compliance With Due Diligence Requests	23
	(b)	Accuracy of Representations and Warranties	24
	(c)	Performance of Agreements	24
	(d)	No Material Adverse Change	24
	(e)	Licenses	24
	(f)	Employment Contracts	24
5.3	Conditions Precedent to the Obligations of Seller		24
	(a)	Accuracy of Representations and Warranties	24
	(b)	Performance of Agreements	25
5.4	Seller’s Deliveries		25

6.	EMPLOYEE RELATIONS AND BENEFITS	27
6.1	Employment	27
6.2	Welfare Plans	28
6.3	Vacation	28
6.4	Retirement Plans	28

7.	TERMINATION	29
7.1	General	29
7.2	No Liabilities in Event of Termination	29
7.3	Fees and Expenses	29

8.	TRANSACTIONS SUBSEQUENT TO CLOSING	29
8.1	Post-Closing Access to Information and Assistance	29
8.2	Exchange of Mail and Other Communications	29
8.3	Carlos and Maria Not to Use Meridian’s Trademarks or Trade Names	30
8.4	Tax Assistance and Cooperation	30
8.5	Environmental Matters	30
8.6	Deferred Payment by Buyer	31
8.7	Bonus Payment by Buyer	31

9.	MISCELLANEOUS	32
9.1	Public Announcements; Confidentiality	32
9.2	Knowledge	32
9.3	Indemnification	33
9.4	Notices	35
9.5	Electronic and Facsimile Signatures	37
9.6	Entire Agreement	37
9.7	Binding Effect; Benefit	37
9.8	Assignability	37
9.9	Amendment; Waiver	37
9.10	Section Headings; Table of Contents	38
9.11	Severability	38
9.12	Counterparts	38
9.13	Applicable Law; Place of Litigation	38
9.14	Stock Transfer Fees and Taxes	38
9.15	Obligations of Seller to be Those of Maria	38
9.16	Payment of Obligations of Meridian; Forgiveness of Indebtedness of Carlos and Maria to Meridian; Issuance of IRS 1099 Forms	38

Signature Page		39
List of Schedules
List of Exhibits
Schedules

Exhibits
3.1(u) Facility Lease
5.4(a) Stock Power
5.4(c) Quitclaim Transfer of Stock
5.4(e) None required - No applicable employees have been designated
5.4(f) Carlos Acosta Employment Agreement
5.4(g) Maria Acosta Employment Agreement
5.4(h) Opinion of Seller’s Counsel
5.4(i) None - Seller represents that no Meridian vendor requires notice of any of the transactions provided for or contemplated by this Agreement
5.4(m) Compliance Certificate
5.4(n) Indebtedness to be Paid by Maria at the Closing
5.4(o) Application, Utility and other Software Owned by or Licensed to Meridian
5.4(p) Licenses issued by Federal, State or Local Authorities

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of December 21, 2012, by and among Meridian Clinical Laboratory Corporation, a Florida corporation having offices at 300 S.W. 107th Avenue, Suite 209, Miami, FL 33174  (“Meridian”), Maria Acosta, residing at 11871 SW 43rd Street, Miami, FL 33174 (“Maria”), and Carlos Miguel Acosta, residing at 11871 SW 43rd Street, Miami, FL 33174 (“Carlos”); Meridian, Maria and Carlos being jointly and severally hereafter referred to as “Seller”; and Bio-Reference Laboratories, Inc., a New Jersey corporation having a place of business at 481B Edward H. Ross Drive, Elmwood Park, New Jersey 07407 (“Buyer”).

W I T N E S S E T H :

WHEREAS, Seller operates a medical testing laboratory business (the “Business”) with a facility at its above address (the “Facility” or the “Laboratory”); and

WHEREAS, Maria is the sole shareholder of Meridian and Carlos is the Director of Operations of Meridian; and

WHEREAS, Maria desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Maria, all outstanding shares of Meridian, upon and subject to the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:

1.              Purchase and Sale of Stock

1.1.                            Transfer of Shares.  Subject to the terms and conditions of this Agreement, at the Closing on the Closing Date (as such terms are defined in Section 2.2), Maria shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept, all outstanding shares of Stock in Meridian (the “Purchased Stock”); and Carlos shall quitclaim to Buyer his entire interest in the Purchased Stock.

1.2.                            Resignation of Officers and Directors; Termination of Management Agreement.  Seller shall cause all officers and directors of Meridian to resign from those positions, effective as of the Closing Date and time.  The Management Agreement between Meridian and Steps Courier Services, Inc. is hereby terminated, effective as of the Closing Date, and shall be of no further force or effect.

1.3.                            Further Assurances.  From time to time after the Closing Date, Seller shall execute and deliver, or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer and delivery and shall take such other actions as Buyer may reasonably request in order to more effectively transfer, convey, assign, and deliver to Meridian or Buyer any of the Company Assets, to extinguish any liens or encumbrances thereon, or to enable Buyer to exercise and enjoy all rights and benefits of Seller with respect thereto.

1.4                               Professional Liability Insurance.  Maria and Carlos shall purchase, at their cost, on the Closing Date, a stand-alone professional liability claims-made “tail” insurance policy applicable to claims based on acts or omissions of Seller occurring between June 1, 2000 and the Closing Date, with an extended reporting period ending five years after the Closing Date.  Maria, Carlos, and Buyer shall be named as additional insureds and the policy shall insure all prior and current officers, directors, and employees (including part time and temporary employees) of Meridian.  The policy limits shall be not less than $1,000,000 per claim and $3,000,000 in the aggregate, with no deductible.  Seller shall deliver the original policy at the Closing.

2.              Closing; Payment of Part of Purchase Price at Closing; Closing Adjustment

2.1                               Preliminary Financial Statements.  At least twenty (20) days prior to the Closing, Seller shall provide to Buyer compiled (not reviewed or audited) Preliminary Financial Statements of Meridian as of the last day of the preceding month, prepared by an independent certified public accounting firm and comprising (i) year to date profit and loss statement, (ii) statement of cash flows, and (iii) balance sheet, with accompanying notes.

2.2.                            Closing Date.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, the closing with respect to the transactions provided for in this Agreement (the “Closing”) shall take place in New Jersey at a place designated by Buyer, within five (5) business days immediately following the satisfaction or waiver of all of the conditions to the Closing set forth in Section 5, or at such other time, date and place as shall be required by Buyer within five (5) business days following the satisfaction or waiver of all of the conditions to the Closing set forth in Section 5.  The actual time and date of the Closing are herein called the “Closing Date.”  All acts and transactions occurring under this Agreement at the Closing shall be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).

2.3.                            Purchase Price and Payment.

(a) In consideration for the Purchased Stock, and subject to the terms and conditions of this Agreement, Buyer shall on the Closing Date transfer to Maria the Closing Date Cash Purchase Price (as defined in Section 2.4) by wire transfer of immediately available funds to an account designated at least two business days prior to the Closing Date in writing by Seller to Buyer, and shall thereafter pay to Maria the Deferred Payment pursuant to Section 8.6.  The value tendered by Buyer pursuant to this

Section 2.3, as adjusted pursuant to the provisions of Section 2.4, shall be hereafter referred to as the “Purchase Price.”

2.4.                            Closing Date Cash Purchase Price.

(a)         Seller shall, at its expense, prepare or cause to be prepared, and deliver to Buyer on the day before the Closing, a statement (the “Estimated Closing Statement”) which shall include, as of the Closing date, those liabilities and expenses which Seller is required to pay and which are to be paid at the Closing (“Closing Deductions”), including notes thereto specifying the name and address to which payment is to be sent, the corresponding per diem interest rate, and the account name and number.

(b) The “Closing Date Cash Purchase Price” shall be $1,600,000 minus the Closing Deductions and plus or minus any other adjustments provided for in this Agreement (including, without limitation, deductions for all amounts that Seller is required to pay to satisfy, discharge, extinguish or cancel obligations of Meridian, and that will be paid by Buyer on behalf of Seller); the $1,600,000 amount comprising a gross purchase price of $1,850,000 minus the $250,000 deferred payment provided for in Section 8.6.

(c) Closing Deductions shall include the obligations and costs of fully funding any Meridian benefit plans, including, but not limited to 401 (k) plans, health plans, and pension and profit sharing plans, for the benefit of its personnel in accordance with all applicable laws and regulations based upon amounts due or to become due until the Closing Date.  Maria, at or prior to Closing, shall also bear the obligations and costs of accrued liabilities relating to Meridian’s employees and staff including, without limitation, back salaries, deferred compensation, sick pay, overtime and vacation pay, and bonuses.

(d) The deductions from the Closing Date Cash Purchase Price shall be reduced by up to $50,000 for accrued accounts payable and payroll, which obligations Meridian shall retain.

2.5.                            Post-Closing Adjustment.

(a)         Within 20 days following the Closing, Seller shall, at its expense, prepare, or cause to be prepared, and deliver to Buyer a statement (the “Closing Statement”) which shall set forth, as of the Effective Time, a revision to the Estimated Closing Statement reflecting any amounts by which the Estimated Closing Statement amounts should be adjusted (the “Adjustment Values”).  The Closing Statement shall be based only on information relating to the content of the Closing Statement that is known to Buyer or Seller on the date Seller delivers the Closing Statement to Buyer.

(b)         Buyer shall, within ten days after the delivery by Seller of the Closing Statement, complete its review of the Adjustment Values as derived from the Closing

Statement.  In the event Buyer determines that any of the Adjustment Values as derived from the Closing Statement has not been determined in accordance with Section 2.4(a), on or before the last day of such ten day period, Buyer shall inform Seller in writing (“Buyer’s Objection”) setting forth a specific description of the basis of Buyer’s Objection and the adjustments to any of the Adjustment Values that they believe should be made.  Seller shall then have five days to review and respond to Buyer’s Objection.  If Seller and Buyer are unable to resolve all of their disagreements with respect to the determination of the foregoing items within five days following the completion of Seller’s review of Buyer’s Objection, then Seller and Buyer shall refer their remaining differences to the American Arbitration Association for arbitration under its Commercial Arbitration Rules in Bergen County, New Jersey by one arbitrator who shall be a certified public accountant, to determine on the basis of the standards set forth in Section 2.4(a) and the other applicable portions of this Agreement, and only with respect to the remaining accounting-related differences so submitted, whether and to what extent, if any, any of the Adjustment Values as derived from the Closing Statement require adjustment.  Seller and Buyer shall direct the arbitrator to use his best efforts to render his determination within 15 days.  The fees and disbursements of the American Arbitration Association and the arbitrator shall be shared equally by Buyer and Seller.  Buyer and Seller shall make available to the arbitrator all relevant books and records and any work papers (including those of the parties’ respective accountants) relating to the Preliminary Financial Statements and the Closing Statement, and all other items reasonably requested by the arbitrator.  The “Adjusted Closing Statement” shall be (i) the Closing Statement in the event that (A) no Buyer’s Objection is delivered to Seller during the five day period specified above, or (B) Seller and Buyer so agree; (ii) the Closing Statement, adjusted in accordance with Buyer’s Objection in the event that Seller does not respond to Buyer’s Objection within the ten day period following receipt by Seller of Buyer’s Objection; or (iii) the Closing Statement, as adjusted by either (A) the agreement of Seller and Buyer or (B) the arbitrator.

(c)          Buyer shall provide Seller and their accountants full access to the accounting records, any other information, including work papers of their accountants, and to any employees of Meridian to the extent reasonably necessary for Seller to prepare the Estimated Closing Statement and the Closing Statement.  Buyer and its accountants shall have full access to all information used by Seller in preparing the Estimated closing Statement and the Closing Statement, including the work papers of its accountants and to any employees of Seller to the extent reasonably necessary for Buyer to verify information contained therein.

(d)         The “Final Adjusted Purchase Price” shall be the Purchase Price as adjusted according to the Adjusted Closing Statement.

2.6                               Prorations.

(a)         The following prorations relating to the operations of Meridian and the transactions contemplated hereby will be made as of the Effective Time, with Maria being liable to the extent such items relate to any time period up to and including the Effective Time if not already taken into account on the Adjusted Closing Statement; and Buyer being liable to the extent such items relate to periods subsequent to the Effective Time.  Except as otherwise specifically provided herein, the net amount of all such prorations shall be settled and paid within five business days after the finalization of the Adjusted Closing Statement:

i.                  Personal property taxes and other taxes, if any, on or with respect to the operations of Meridian.

ii.               Rents, additional rents, taxes and other items payable by Seller under any lease, license, permit, contract or other agreement or arrangement relating to the operations of Meridian.

iii.            The amount of rents, taxes and charges to Meridian for sewer, water, fuel, telephone, electricity and other utilities; provided that if practicable, meter readings shall be taken shortly before the Effective Time and the respective obligations of the parties determined in accordance with such readings.

iv.           All other items normally prorated in connection with similar transactions.

(b)         If the actual expense of any of the above items for the billing period within which the Effective Time falls is not known on the date for payment provided herein, the proration shall be made based on the expense incurred in the previous billing period, for expenses billed less often than quarterly, and on the average expense incurred in the preceding three billing periods, for expenses billed quarterly or more often.  Seller agrees to furnish Buyer with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

3.              Representations and Warranties

3.1. Representations and Warranties of Seller.  Seller, jointly and severally, represent and warrant to Buyer as follows:

(a) Due Organization and Power.  Meridian is duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite power and authority to own, lease and operate its property to be sold hereunder and to conduct the Business as now conducted by it.  Meridian has all requisite corporate power and corporate authority to enter into this Agreement and any other agreement contemplated hereby and to perform its respective obligations hereunder and thereunder.  Meridian does not do business and has no assets in any jurisdiction other than the State of Florida.

(b) Subsidiaries.  Meridian does not presently own or control, directly or indirectly, any interest in any other corporation or other business entity.  Meridian is not a participant in any joint venture, partnership, or similar arrangement.

(c) Capitalization. Immediately prior to the Closing, the authorized and outstanding capital stock of the Company consists of One Hundred (100) shares of common stock, all of which are authorized and outstanding.  All of the outstanding shares of common stock have been duly authorized, fully paid; are nonassessable and free of restrictions on transfer; and were issued in compliance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Securities Act”) and all applicable state securities laws, or pursuant to valid exemptions therefrom.  There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from Meridian of any of its securities or any other agreements to participate in the profits of Meridian.  Neither Meridian nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of exemptions set forth above.  Maria has not pledged or otherwise encumbered, and will not pledge or otherwise encumber her shares of Purchased Stock.

(d) Authorization and Validity of Agreement.  The execution, delivery and performance by Seller of this Agreement and any other agreements contemplated hereby and the consummation by Seller of the transactions contemplated hereby and thereby has been duly authorized by the director and shareholder of Meridian.  No other corporate act or proceeding on the part of Meridian or its stockholder(s) is necessary for the authorization, execution, delivery and performance by Meridian of this Agreement and any other agreements contemplated hereby and the consummation by Meridian of the transactions contemplated hereby or thereby.  This Agreement and the other agreements contemplated hereby have been, or will be at or prior to Closing, duly executed and delivered by Seller, and each constitute, or will when so executed and delivered constitute, a valid and legally binding obligation of Seller, enforceable against each of them in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(e) No Governmental Approvals or Notices Required; No Conflict with Instruments to which Seller is a Party.  Except as described in Schedule 3.1(e), to the knowledge of Seller, the execution, delivery and performance of this Agreement and any other agreements contemplated hereby by each of them and the consummation by each of them of the transactions contemplated hereby and thereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any authorization, consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to Seller, except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not, individually or in the aggregate, have a material adverse effect on the assets, results of operations, business or financial condition of Meridian taken as a whole (a “Material Adverse Effect”) and the failure of which to obtain would not have a Material Adverse Effect on Seller’s ability to perform its obligations hereunder; and except for such consents, approvals, filings or notice requirements which are set forth in Schedule 3.1(e) or become applicable solely as a result of the specific regulatory status of Buyer or any of its affiliates, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Seller under, or result in the creation of the right to accelerate, terminate, modify or cancel, or result in the creation of a lien, charge or encumbrance upon a portion of the properties, assets or business of Meridian pursuant to, or require any notice under, the charter or by-laws of Meridian, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Seller is a party or by which Seller is bound; except for such conflicts, breaches, terminations, defaults, accelerations or liens which would not, individually or in the aggregate have a Material Adverse Effect and the failure of which to obtain would not have a Material Adverse Effect on Seller’s ability to perform its obligations hereunder.

(f)           Title to Properties and Absence of Liens and Encumbrances.  Except as set forth on Schedule 3.1(f), Meridian owns (or will own at the time of Closing) all of its assets (real, personal and mixed, tangible and intangible) free and clear of all claims, liens, security interests, charges, mortgages, pledges, easements, leases, encumbrances, licenses or sublicenses, conditional sales or other title retention agreements or restrictions of any kind and nature (“Encumbrances”) other than Permitted Encumbrances (as defined below).  Upon the delivery and payment for the Purchased Stock as contemplated herein, Meridian will own all of the following Company Assets free and clear of all exceptions to title or Encumbrances, except in each case (i) as specifically set forth in Schedule 3.1(f), (ii) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings, and (iii) such imperfections or exceptions to title, if any, as do not, and could not reasonably be expected to, individually or in the aggregate, materially diminish the aggregate value of the Company Assets, materially interfere with the alienability, financeability, ownership, use, occupancy or operation of any such property, or materially impair or interfere with the operations of Meridian (such exceptions, collectively, being “Permitted Encumbrances”).

Company Assets includes, but is not limited to:

(i) All the tangible and intangible assets of Meridian, including, without limitation, security deposits, and laboratory testing and operating equipment (all of which Seller represents are listed in Schedule 3.1(f)(i)), inventory, work-in-house specimens, supplies, furniture and fixtures, leasehold improvements, computer application, utility and other software and related computer equipment, intellectual property, transferable licenses, contracts, the right to the name “Meridian Clinical Laboratory Corporation” and similar variations of that name, trademarks and trade names and registrations thereof, telephone numbers, facsimile numbers, e-mail addresses, websites, client lists, laboratory records, electronic and hard copy financial, patient (to the extent permitted by law) and other records, data and communications, backup media and accounts in the cloud, and associated goodwill owned by Meridian and utilized in or appurtenant to the operation of the Laboratory as of the Closing Date and the preceding six month period.  The Company Assets shall be free and clear of all liens and encumbrances (except the Permitted Liabilities listed on Schedule 3.1(f)(i)(A).  Seller shall obtain from Meridian’s creditors, lessors and vendors any required written consents to the change of control and deliver the same at the Closing;

(ii) All inventories (including all such in transit) of Seller on the Closing Date (collectively, the “Inventory”).

(iii) All capitalized leases.

(iv) All contracts, maintenance and service agreements, purchase commitments for materials and services, advertising and promotional agreements, and other agreements, whether or not entered into in the ordinary course of Meridian’s business, including, but not limited to, any agreements with suppliers, sales representatives, distributors, agents, providers, insurers, personal property lessors, personal property lessees, licensors and licensees (“Contracts”), except as set forth in Schedule 3.1(f)(iv).

(v) All licenses, permits or franchises issued by any federal, state or municipal authority or private entity relating primarily to the operation of the Business to the extent transferable.

(vi) All drawings, specifications, test procedures, analyses, reports and other documents of a technical nature associated with the Business.

(vii) All Accounts Receivable of Meridian.

(viii) Except as set forth on Schedule 3.1(f)(viii), all computer source codes, programs and other software used primarily in connection with the Business, including related machine readable code, printed listings of code, documentation and related property and information.

(ix) All sales literature, promotional literature, catalogs and similar materials associated with or used in the Business.

(x) All files, invoices, accounting records, business records, corporate records, other records, personnel files (as to Business Employees as defined in Section 3.1(j)(iii)), operating data, marketing information, customer lists and information and other data relating primarily to the Business, whether in tangible, digital or other intangible form.

(xi) All trade secrets and know-how related to the Business as embodied in the documents and other tangible things included in subsections (h), (j) and (l) of this Section.

Excluded Company Assets

The following assets (“Excluded Company Assets”) are excluded from the definition of Company Assets and shall (where transferable) be transferred by Meridian to Maria at the Closing:

(xii) Any assets that are consumed, sold or disposed of in the ordinary course of Meridian’s business prior to the Closing Date.

(xiii) Any refunds or credits with respect to any taxes paid or incurred by Meridian (plus any related interest received from the relevant taxing authority) and any prepaid taxes of Meridian.

(xiv) Meridian’s right, title and interest in and to the contracts listed on Schedule 3.1(f)(iv).

(xv) Cash and cash equivalents or similar type investments, deposits in transit, certificates of deposit, treasury bills and other marketable securities held by Meridian prior to the Closing Date.

(xvi) Any assets identified on Schedule 3.1(f)(xvi).

Company Liabilities to be Paid by Maria or Assumed by Maria and Carlos

The following Company Liabilities of Meridian shall (to the extent possible) be paid by Maria prior to or at the Closing, and Maria and Carlos shall indemnify Meridian and Buyer and hold them harmless with respect to the same, to the extent provided in Section 9.3(h):

(xvii) Liabilities of Meridian for any taxes arising from operations prior to the Closing Date;

(xviii) Liabilities of Meridian arising out of or related to the Excluded Company Assets;

(xix) Any indebtedness of Meridian created before the Closing Date for money borrowed from a bank or similar financial institution;

(xx)                          Product liability and professional liability in respect of any product Meridian furnishes or ships and any service Meridian provides before the Closing, including, without limitation, any liability for claims made for injury to a person, damage to property or other damage arising from, caused by or arising out of the furnishing of such product or the providing of such service;

(xxi) Any liability for compliance with applicable laws, regulations, ordinances or requirements of any governmental entity (excluding Medicare and Medicare issues, which are specifically addressed in Section 9.3(h)(ii)) to the extent such liability results from activities or omissions of Meridian prior to the Closing Date; and

(xxii) Any liability under the Facility Lease as defined in Section 3.1(u) to the extent such liability arises (i) prior to the Closing Date or (ii) after the Closing Date as a result of any act or omission of Seller prior to the Closing Date, including without limitation liability for repairs to, alteration of, or damage to the leased premises, or restoration of the same to the condition required by the Lease.

(xxiii) Except as otherwise provided in this Agreement, any liabilities or obligations of Meridian arising from or related to motor vehicle loans, motor vehicle leases, real estate leases, tax liabilities, accrued expenses, payroll obligations and liabilities, accruals and commitments for bonuses, sick pay, vacation pay, contracts or agreements with Meridian employees, consultants or third parties; including but not limited to health plans, pension plans, profit-sharing plans, 401(k) or similar plans for periods prior to the Closing Date, including but not limited to the amount(s) required to fully fund all such plans as of the Closing Date.  Liabilities under any contracts or agreements with Meridian officers or directors.  Any liabilities relating to any term debt, bank debt, guarantees or Meridian stockholder related liabilities which existed prior to the Closing, irrespective of when such obligations may have accrued or shall accrue.

(g)          Legal Proceedings.  Except as described in Schedule 3.1(g) and proceedings contemplated by Section 4.4, there is no litigation, proceeding or governmental investigation to which Seller is a party, pending against Seller, relating to Meridian, the Company Assets or the transactions contemplated by this Agreement, which is reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect.

(h)         Brokerage and Similar Fees.  None of Seller or any of the officers, directors or employees of Meridian, acting on behalf of Meridian, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except for those brokers whose fees will be paid by Seller.

(i)             Accounts Receivable.  All accounts receivable of Meridian reflected on the Preliminary Financial Statements, and incurred in the normal course of business since the date thereof, represent arm’s length sales actually made in the ordinary course of business.  None of such accounts receivable is subject to assignment, claim, lien or security interest of any character or, to Seller’s knowledge, claim for credit, setoff, allowance, adjustment or counterclaim by the account debtor.  Seller has received no written notice of the bankruptcy or insolvency of the debtor of any such account receivable.  None of such accounts receivable is evidenced by a judgment or chattel paper.

(j)            Absence of Certain Changes.  Except as and to the extent set forth in Schedule 3.1(j), if the Preliminary Financial Statements are provided before execution of this Agreement, since the date of the Preliminary Financial Statements there has not been; and regardless of when the Preliminary Financial Statements were provided, as of the Closing Date there shall not be from the date as of which the same are stated:

(i)                   any Material Adverse Change, that is, a change resulting from a Material Adverse Effect, in the financial condition, assets or liabilities of Meridian;

(ii)                any material loss, damage or destruction, whether covered by insurance or not, affecting the business or properties of Meridian;

(iii)           any material increase in the compensation, salaries or wages payable or to become payable to any employees or consultants of the Business (“Business Employees”);

(iv)            any labor dispute or disturbance in respect of any Business Employees or consultants; or

(v)               any entering into, amendment or termination by Seller of any material contract in connection with or affecting the Business, other than in the ordinary course of business.

(k)         Defects.  Except as set forth on Schedule 3.1(k), to Seller’s knowledge, the Company Assets taken as a whole are in normal operating condition and repair, subject to normal wear and tear.  Except for the representations and warranties contained in this Agreement, Buyer is accepting the Company Assets AS IS, WHERE IS.  SELLER DOES NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE DESIGN, CONDITION, CAPACITY, VALUE, UTILITY, PERFORMANCE OR QUALITY OF THE COMPANY ASSETS (INCLUDING INVENTORY) AND MAKES NO IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT THERETO.

(l)             Collective Bargaining Agreements.  Meridian is not party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups covering any Business Employee.

(m) Employment; Compensation.  Schedule 3.1(m) contains a true and correct list of all Business Employees as of the date hereof and all base salary, overtime, bonus, commissions and total compensation (including the respective amounts) paid to such employees in the year ended December 31, 2011 and the period from January 1, 2012 through June 30, 2012.  No employment agreement, oral or written, extends or will extend beyond the Closing Date.

(n)         Material Contracts.  Schedule 3.1(n) sets forth a list as of the date of this Agreement of each of the following types of written Contracts to which Meridian is a party:

(i) each (A) written Employment Contract with a Business Employee and (B) oral Employment Contract with a Business Employee that is not terminable at will;

(ii) each Covenant not to compete or other covenant that restricts Meridian;

(iii) each Contract to lease real or personal property;

(iv) each Contract under which Meridian licenses to or from any third party any Intellectual Property Rights (other than pre-packaged or “off the shelf” software);

(v) each product distribution or sales representative Contract; and

(vi) any other Contract, in each case of a type not described in any of clauses (i) through (v) above, to which Meridian is a party or by or to which any of the Company Assets are bound or subject to, which has future liability in excess of $10,000 per annum and is not terminable by Seller by notice of not more than sixty (60) calendar days.

Seller has delivered to, or made available for inspection by Buyer a copy of each Contract listed on Schedule 3.1(n) as amended to date.

(o) Employee Benefit Plans

(i) Schedule 3.1(o) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, “golden parachutes,” collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all employee manuals, and all written or binding oral statements or policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any Business Employees.  The items described in the foregoing sentence are hereinafter sometimes referred to collectively as “Employee Plans/Agreements and each individually as an “Employee Plan/Agreement.”  True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer or made available to Buyer upon request.

(ii) Each of the Employee Benefit Plans/Agreements is in compliance with ERISA in all material respects.  The terms of this Agreement will not violate or affect the terms of any Employee Benefit Plans/Arrangements or have a Material Adverse Effect.

(p) Product and Services Liability.  Schedule 3.1(p) sets forth (i) a history of all written claims received by Seller since January 1, 2010, to the effect that any product or accessory sold by the Business, or any service provided by the Business, has been or is unsafe, unsound, improperly or negligently rendered, or has resulted in any loss of life, physical or psychological injury to any person, or damage to any property; and (ii) a summary of all losses, actions, judgments, administrative proceedings or other proceedings made, incurred, entered or instituted after January 1, 2010, based upon any written claim that any product or accessory sold by the Business, or any service provided by the Business, has been or is unsafe, unsound, improperly or negligently rendered, or has resulted in any loss of life, physical or psychological injury to any person, or damage to any property.

(q) Product and Service Claims and Losses.  Except as set forth in Schedule 3.1(q), no written claims have been made and no losses, actions, judgments, administrative proceedings or other proceedings have been incurred, entered or instituted on or after January 1, 2010 (or if instituted prior to such date, which remain in existence on the date hereof) based upon any breach of any express or implied warranty made by the Business with respect to any product or accessory manufactured or sold by the Business, or any service provided by the Business, which claims have resulted or can reasonably be expected to result, in the aggregate, in out-of-pocket costs to the Business in excess of $5,000.

(r) Compliance with Applicable Laws.  The business and operations of Meridian are currently conducted and, to the knowledge of Seller, have been conducted in substantial compliance with all material federal, state, and local laws, statutes, rules and regulations applicable to the Business and the operations conducted by the Business, except for instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate with those associated with other instances of noncompliance subject to this or a similar exception under this Section 3.1(r), would have a Material Adverse Effect.  There has been no written notice of any kind given to Seller, which notice is currently in effect, to the effect that the Business or its operations violate or breach any law, ordinance, order or governmental rule or regulation.  Seller is not subject to any outstanding administrative or court order which relates to the Business asserting any past or present violation of any material law, ordinance, order or governmental rule or regulation.  To Seller’s knowledge, all permits and licenses required by any federal, state, local law, ordinance, order, rule or regulation and necessary for the operation of the Business as currently being conducted have been obtained and are currently in effect, except where the failure to obtain such permits or licenses would not reasonably be expected to result in a Material Adverse Effect.

(s)           Financial Statements.  All financial statements which are annexed hereto or which Seller has supplied to Buyer have been prepared in accordance with the books and records of Meridian, and present fairly, in all material respects, the assets, liabilities and financial position, the results of operations and cash flows of Meridian as of the dates and for the years and periods indicated.

(t)            Intellectual Property; Non-Infringement.  To the knowledge of Seller, the conduct of the Business as now being conducted does not infringe any patents, trademarks, trade names, copyrights or other intellectual property rights of others.

(u)         Facility Lease.  At the Closing the Facility Lease shall be terminated and a new Facility Lease shall be entered into in the form of Exhibit 3.1(u).

(v) Payment of Liabilities.  The following Meridian liabilities shall have been paid in full and extinguished or shall be paid in full and extinguished at the Closing: (i) liabilities under all Employee Plans/Agreements; (ii) accrued but unused vacation and sick time; (iii) debts owed to employees, former employees, and consultants, (iv) deferred compensation arrangements, including any such arrangement with Carlos or Maria; (v) contracts and/or agreements with Meridian officers, stockholder(s) and directors; (vi) monthly real estate lease payments for the Laboratory; (vii) liens on Company Assets; and (viii) bank debt.

(w) Stockholders.  Maria is the sole stockholder of Meridian and shall be such at the time of Closing.

(x) Directors.  The sole director of Meridian is Maria, who shall be such at the time of Closing.

(y) Officers.  The sole officer of Meridian is Maria, who is President and Secretary, and shall be such at the time of Closing.

(z) Schedule of Significant Tangible Personal Property.  Attached hereto as Schedule 3.1(z) is a complete list including serial number and description of all Significant Tangible Personal Property (by individual component) comprising Company Assets, including leased property and noting the same accordingly.  Significant Tangible Personal Property includes but is not limited to property having a value of $2,500 or more.

(aa) Customers.  Attached hereto as Schedule 3.1(aa) is a listing by practice name, doctor name, street address (not P.O. Box), National Provider Identification (“NPI”) number, medical license number (if available), and telephone number, of each customer for whom Meridian performed testing services at any time from January 1, 2011 through July 31, 2012.  Seller shall also provide the Schedule 3.1(aa) information in electronic spreadsheet (Excel) form.

(bb) Relationship with Customers, Suppliers, Contractors and Third Party Payors.  No material customer, no supplier, no contractor and no third party payor of Meridian has provided notice to Meridian or to any management employee of Meridian, or to Maria, of its intention to terminate its relationship with Meridian, or to substantially reduce the amount of business it does with or provides to Meridian.  Seller has no knowledge of any plan or intent of any such customer, supplier, contractor or third party payor to do so.

(cc) Disclosure.  The representations of Seller in this Agreement or in any exhibit or other document delivered or made available for inspection pursuant hereto (taken together) do not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements included therein or herein, in the light of the circumstances in which they are made, not misleading.  Seller has complied with all due diligence requests of Buyer, and has provided complete and accurate responses to the same.

(dd) No Motor Vehicles.  Meridian does not own or lease any motor vehicles.

(ee) Medicare, Medicaid, and Other Payor Compliance.  To the knowledge of Seller, all Medicare, Medicaid and other payor (such as, but not limited to United Healthcare, and Blue Cross and Blue Shield) claims have been submitted in accordance with the corresponding agency or other guidelines and only for services actually rendered as described in reimbursement claim documents submitted by Meridian to corresponding governmental and other administrative agencies, insurance carriers, or companies.

(ff) Creditors and Accounts Payable.  All creditors of Meridian have been disclosed by Seller to Buyer in writing.  The information that Seller has provided to Buyer in writing as to Meridian’s accounts payable is true and correct in all material respects.

(gg) Blue Shield Provider Agreement.  Meridian is currently a contracted in-network provider for Blue Cross and Blue Shield of Florida’s PPC/PPO product(s) and is in good standing under its provider agreement.  At the time of Closing the provider agreement shall be in full force and effect and Meridian shall be in good standing thereunder.  Meridian has not received any notice from Blue Cross and Blue Shield of Florida to the effect that the provider agreement will or may be canceled or modified in the future, and has no reason to believe that any such notice will be issued.

3.2                               No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement, Seller does not make any express or implied representation or warranty to Buyer.

3.3                               Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

(a)         Due Organization and Power.  Buyer is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation.  Buyer has all requisite power and authority to enter into this Agreement and any other agreement contemplated hereby and to perform their respective obligations hereunder and thereunder.  Buyer is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, in each of the jurisdictions in which its right, title or interest in or to any asset, or the conduct of its business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not have a Material Adverse Effect on the ability of Buyer to perform its obligations hereunder or under any other agreement contemplated hereby.

(b)         Authorization and Validity of Agreement.  The execution, delivery and performance by Buyer of this Agreement and any other agreements contemplated hereby and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(c)          No Governmental Approvals or Notices Required; No Conflict with Instruments to which Buyer is a Party.  Except as described in Schedule 3.3(c), the execution, delivery and performance of this Agreement and any other agreements contemplated hereby by Buyer and the consummation by each of them of the transactions contemplated hereby and thereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to Buyer, except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not have a Material Adverse Effect on Buyer’s ability to perform its obligations hereunder, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Buyer, under the charter or by-laws of Buyer or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets or properties is bound, except for such conflicts, breaches, terminations, defaults, accelerations or liens which would not have a Material Adverse Effect on Buyer’s ability to perform its obligations hereunder.

(d)         Brokerage and Similar Fees.  Neither Buyer nor any of its respective officers, directors or employees, on behalf of Buyer, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby, except for those brokers or finders whose fees will be paid by Buyer.

(e)          Financial Capacity.  Buyer has or will have sufficient funds to enable it to perform its obligations under this Agreement and any other agreements contemplated hereby.

3.4.                            Representations and Warranties of Buyer Except for the representations and warranties contained in this Agreement, Buyer makes no express or implied representation or warranty to Seller.

3.5.                            Expiration of Representations and Warranties.  The respective representations and warranties of Seller and Buyer contained herein or in any certificate or other document delivered prior to or on the Closing Date shall expire and be terminated and extinguished twenty-four (24) months from the Closing Date.  After expiration and termination of the respective representations or warranties, Seller and Buyer shall have no liability whatsoever thereafter with respect to any such representation or warranty, except with respect to claims made by a party in writing prior to the expiration of such period.

3.6                               Warranties and Representations Deemed Repeated at Closing.  The foregoing representations and warranties of Seller and Buyer shall be deemed to be made again at the Closing and are made with the knowledge and expectation that Buyer and Seller respectively will rely thereon.

4.              Transactions Prior to Closing.

4.1.                            Access to Information Concerning Properties and Records.  Except as prohibited by applicable law, during the period commencing on the date hereof and ending on the Closing Date, (a)  Seller shall give or cause to be given to Buyer and its representatives such access, during normal business hours, to the Facility, properties, books and records of Meridian relating to the Business and the Company Assets as Buyer may from time to time reasonably request, (b) Seller will furnish or cause to be furnished to Buyer such financial and operating data and other information with respect to the Business and Facility, including access to the work papers of Meridian’s independent auditors, as Buyer may from time to time reasonably request, and (c) Buyer and its representatives shall be entitled, in consultation with Seller, to such access to the representatives, officers and employees of Meridian as Buyer may reasonably request.

4.2.                            Conduct of the Business Pending the Closing Date.  Seller agrees that, except as required or contemplated by this Agreement and except for any actions taken by Seller of the type set forth in Schedule 4.2, or otherwise consented to by the other parties, during the period commencing on the date hereof and ending on the Closing Date, Seller will take such actions within their control to:

(a)         operate the Business only in the usual, regular and ordinary manner, on a basis consistent with past practice and, to the extent consistent with such operation, use commercially reasonable efforts to preserve Meridian’s present business organization and good will intact, and to keep available the services of the present Business Employees;

(b)         maintain Meridian’s books, accounts and records relating to the Business in the usual, regular and ordinary manner, on a basis consistent with past practice, comply in all material respects with all laws and contractual obligations applicable to Meridian or to the conduct of the Business, and perform all of its material obligations relating to the Business;

(c)          not (i) make any capital expenditures with respect to the Business, (ii) dispose of any of the fixed Company Assets or (iii) modify or change in any material respect or enter into or terminate any material contract relating to the Business, except in the case of clauses (i) and (iii) for actions taken in the ordinary course of business and consistent with past practice;

(d)         not (i) permit or allow any of the Company Assets to become subject to any Encumbrances except Permitted Encumbrances, (ii) waive any claims or rights relating to the Business, except in the ordinary course of business and consistent with past practice, (iii) grant any increase in the compensation of Business Employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), except for reasonable increases in the ordinary course of business and consistent with past practice or as a result of contractual arrangements or sales compensation plans existing on the date hereof, (iv) terminate the employment of any Transitioned Employee (as defined in Section 6.1(a)) (except with consent of Buyer, not to be unreasonably withheld, conditioned or delayed), (v) enter into any agreements giving rise to obligations on the part of Meridian, except commitments to purchase materials and other trade obligations in the ordinary course of business and consistent with past practice, or (vi) enter into any agreements giving rise to obligations on the part of Meridian relating to capital expenditures except commitments made in the ordinary course of business;

(e)          replenish raw materials, components and supplies of the Business in the ordinary course of business and consistent with past practice; and

(f)           provide all goods and services related to the Business in the ordinary course of business and consistent with past practice.

4.3.                            Further Actions.  Subject to the terms and conditions hereof, Seller and Buyer agree to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (a) to obtain prior to the Closing Date all material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Seller as are necessary for the consummation of the transactions contemplated hereby; (b) to effect all necessary and material registrations and filings; and (c) to furnish to each other such information and assistance as may be reasonably requested in connection with the foregoing.

4.4.                            Certain Notifications.  Seller shall promptly notify Buyer and keep Buyer advised as to (a) any litigation, administrative proceeding or investigation instituted, pending or threatened against Meridian or affecting the Purchased Stock; (b) any material damage to or destruction of any of the Company Assets; and (c) any Material Adverse Change in the Business or its results of operations.

4.5.                            No Inconsistent Action.  Subject to the provisions of Sections 7.1 and 7.2, Seller and Buyer shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

5.              Conditions Precedent; Deliveries at Closing.

5.1.                            Conditions Precedent to Obligations of Seller and Buyer.  The respective obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)         No Injunction, etc.  No preliminary or permanent injunction or other order issued by any court of competent jurisdiction or governmental authority, or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

(b)         Material Consents.  All permits, consents, waivers, clearances, approvals and authorizations of all third parties and governmental bodies shall have been obtained the absence of which, in the aggregate, would have a Material Adverse Effect.

5.2.  Conditions Precedent to Obligations of Buyer.  The obligations of Buyer under this Agreement are subject to the satisfaction (or waiver) at or prior to the Closing Date of each of the following conditions:

(a) Compliance With Due Diligence Requests.  Seller shall have complied with all due diligence requests of Buyer for documents, information, and interviews and other communications with Meridian personnel.  In particular and without limitation, Seller shall:

(i) Provide all documents listed on due diligence requests; permit financial and accounting representatives of Buyer to conduct an on-site review of Meridian’s physical and digital accounting books and financial records.  Grant authorization and permission for Buyer’s personnel and representatives to review the work papers and files of Meridian’s outside accountants.  Provide Buyer and its representatives with reasonable access to all of Meridian’s contracts, legal and corporate records, accounting books and financial records, including providing media containing those documents, records and files which are in digital form and specifying software capable of reading the same.  Cooperate to the extent reasonably necessary in all due diligence requests.  Promptly provide Buyer and its representatives with copies of documents as requested.

(ii) Complete its compliance with all due diligence requests by September 30, 2012, time being of the essence.

(b) Accuracy of Representations and Warranties.  Each of the representations and warranties made by Seller in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties made by Seller in this Agreement that are not so qualified and each of the statements contained in any instrument, list, certificate or writing delivered by Seller pursuant to this Agreement, shall be true and correct in all material respects, in each case as of the date of this Agreement and, except to the extent that such representations and warranties speak as of an earlier date, as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by this Agreement or consented to in writing by Buyer.

(c) Performance of Agreements.  Seller shall in all material respects have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

(d) No Material Adverse Change.  Since the date of this Agreement, there shall not have occurred any change, occurrence or development that has had, or is reasonably likely to have, a Material Adverse Effect.

(e) Licenses.  Buyer shall have acquired all licenses necessary to enable Buyer to conduct the Business as it is being conducted at the time of execution of this Agreement.

(f) Employment Contracts.  Those Transitioned Employees designated by Buyer shall have signed the agreements referred to in Section 6.1(e).

5.3. Conditions Precedent to Obligations of Seller.  The obligations of Seller under this Agreement are subject to the satisfaction (or waiver) at or prior to the Closing Date of each of the following conditions:

(a)         Accuracy of Representations and Warranties.  Each of the representations and warranties made by Buyer in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties made by Buyer in this Agreement that are not so qualified and the statements contained in any instrument, list, certificate or writing delivered by Buyer pursuant to this Agreement, shall be true and correct in all material respects, in each case as of the date of this Agreement and, except to the extent that such representations and warranties speak as of an earlier date, as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Seller.

(b)         Performance of Agreements.  Buyer shall in all material respects have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing.

5.4  Seller’s Deliveries.  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) Stock Power in the form of Exhibit 5.4(a), dated the Closing Date, executed by Maria and consented to in writing by Meridian, with the signature of Maria having a bank issued Medallion signature guaranty;

(b) Original stock certificate(s) for all outstanding shares of Meridian, endorsed by Maria to Buyer.

(c) Quitclaim transfer of stock in the form of Exhibit 5.4(c), dated the Closing Date and executed by Carlos.

(d) Lease for the Facility in the form of Exhibit 3.1(u).

(e) Non-Competition and Non-Solicitation Covenants executed by those Transitioned Employees designated by Buyer, in the form of Exhibit 5.4(e).

(f) Carlos Acosta Employment Agreement in the form of Exhibit 5.4(f).

(g) Maria Acosta Employment Agreement in the form of Exhibit 5.4(g).

(h) Opinion of Seller’s counsel in the form of Exhibit 5.4(h).

(i) Letter to Vendors requiring notice of change of control of Meridian (if any), in the form of Exhibit 5.4(i).

(j) Termination statements or payoff statements for each Uniform Commercial Code lien on any of the Company Assets.  Each payoff statement shall include the per diem interest rate after the payment date set forth in the statement.

(k) Written consents of Lessors of all capitalized leased tangible personal property, if such consents are required due to change of control of Meridian.

(l) Written consents of Lessors of all other leases, if such consents are required due to change of control of Meridian.

(m) Compliance Certificate in the form of Exhibit 5.4(m) dated the Closing Date, of Maria, Carlos, and the Chief Executive Officer of Meridian, to the effect that, to the knowledge, information and belief of each such person after reasonable inquiry, the conditions specified in Section 5.2(a), (b), (c) and (d) have been fulfilled.

(n) List in the form of Schedule 5.4(n) setting forth each item of indebtedness to be paid by Maria at the Closing, including (i) name and address of each bank and other financial institution to which Meridian will be indebted at the Closing, whether or not past due, due on demand or not otherwise due, and the outstanding amount to be paid at the Closing Date (the “Closing Bank Debt”) with the per diem interest rate thereafter; (ii) each holder of a lien on Company Assets, the outstanding amount of the lien on the Closing Date (the “Closing Acquired Asset Lien Debt”) and the per diem interest rate thereafter; and (iii) each creditor of Meridian who will be owed amounts by Meridian at the Closing that will be past due and payable or payable on demand on such date, and the outstanding amount due on the Closing Date (the “Closing Creditor Debt”) with the per diem interest rate thereafter; together with a letter signed by each such bank, financial institution, lien holder or other creditor confirming the dollar amount that will be outstanding and owed to it on the Closing Date and the per diem interest rate thereafter.  The Closing Bank Debt, the Closing Acquired Asset Lien Debt and the Closing Creditor Debt are collectively referred to as the “Meridian Closing Creditor Indebtedness”.

(o) List in the form of Exhibit 5.4(o) of all application, utility and other software owned or leased by or licensed to Meridian (other than preloaded standardized software programs) which are utilized by the Business in its operations, dated the Closing Date, with written consents to the transfers from Meridian’s lessors and licensors if such consents are required due to change of control of Meridian.

(p)  List in the form of Schedule 5.4(p) of all licenses issued by any federal, state or local authorities to Meridian and utilized by Meridian in the operation of the Facility, for which change of control consents are required, with those consents which are obtainable by Seller.

(q) All other consents, satisfactory in form and content to Buyer, as Buyer may reasonably require in order to effectuate continuity of the operations of Meridian.

(r) Original liability insurance policy or policies referred to in Section 1.4.

(s) A Tax Clearance Letter or Certificate of Clearance issued by the Florida Department of Revenue, dated no earlier than 30 days prior to the Closing Date.

(t) Resolution of the Director of Meridian authorizing the transaction provided for by this Agreement.

(u)         Secretary’s Certificate dated as of the Closing Date, certifying as to the following matters: (a) resolutions adopted by the Director of Meridian approving the execution and delivery of this Agreement and the transactions contemplated hereby; (b) resolutions adopted by written consent of the stockholder of Meridian approving the execution and delivery of this Agreement and the transactions contemplated hereby; (c) the names and positions of the officers of Meridian and their signatures; and (d) the Bylaws of Meridian.

(v)         Meridian Corporate Book.

(w)       Copy of Bill of Sale transferring Excluded Company Assets to Maria, if any assets other than cash and cash equivalents are to be transferred.

(x)         Resignations of directors and officers.

6.              Employee Relations and Benefits.

6.1.    Employment.

(a)         The parties hereto intend that there shall be continuity of employment with respect to those of the Business Employees who are listed on Schedule 6.1(a).  Buyer intends to continue employment by Meridian, subject to passage of a drug test after the Closing Date, of all Business Employees listed on Schedule 6.1(a), on terms (including but not limited to salary, bonus and vacation, retirement, health and life insurance benefits) which may be modified to be comparable to those for similarly situated current employees of Buyer or an affiliate which reflect the geographic area in which the Business is located.  Those persons who are permitted to continue working for Meridian on and after the Closing Date are referred to herein as “Transitioned Employees.”

(b)         Seller shall terminate all employees of Meridian other than the Transitioned Employees as of the Closing Date, and all obligations of Meridian to employees so terminated shall be borne by Maria, who shall hold Meridian and Buyer harmless with respect to such terminations.  Carlos and Maria shall defend Meridian and Buyer and hold them harmless with respect to claims asserted by employees so terminated, whether based on discrimination, retaliation, breach of implied covenant of good faith and fair dealing, or any other act or omission which allegedly constitutes a violation of law or a breach of contract.

(c)          Buyer shall have no obligation to continue any employment agreements or commitments of Seller to any Transitioned Employee on any particular terms, and all obligations of Meridian to Transitioned Employees whose employment agreements, commitments, or terms of employment are so modified shall be borne by Maria, who shall hold Meridian and Buyer harmless with respect to such modifications.

(d) At the Closing Carlos and Maria shall enter into employment contracts with Buyer in the form of Exhibits 5.4(f) and (g) respectively.

(e) At least Twenty (20) days prior to Closing, Buyer may designate those Transitioned Employees whom it will require to (i) sign employment contracts with Buyer containing terms to be mutually agreed upon prior to the Closing and which will become effective on the Closing Date, and/or (ii) sign non-solicitation and/or non-competition agreements with Buyer containing terms to be mutually agreed upon prior to the Closing and which will become effective on the Closing Date.  Seller shall employ its best efforts to have such employees sign such agreements prior to the Closing.

6.2. Welfare Plans.

(a)         Seller shall be solely responsible for all employee benefits required to be provided to Business Employees under the terms of the Employee Plans/Arrangements as of the Closing Date, including without limitation COBRA benefits and other employee benefits and rights mandated by law, for all employees of Seller whom Seller terminates pursuant to this Agreement, and for all employees of Seller who assert claims under an Employee Plan/Arrangement as a result of any of the transactions contemplated by this Agreement.

(b)         With respect to any welfare benefit plans (as defined in Section 3(1) of ERISA) for the benefit of Transitioned Employees which are modified or replaced after the Closing Date, Meridian and Buyer shall (i) cause to be waived any pre-existing condition limitations; (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by Meridian for their benefit immediately prior to the Closing Date; and (iii) give service credit for time served with Meridian for the purposes of determining eligibility, waiting periods, seniority and level of benefits.

6.3. Vacation.  Meridian shall give service credit for time served with it for the purposes of computing vacation time to which Transitioned Employees are entitled pursuant to vacation policies which are modified or replaced after the Closing Date.  Maria shall pay to employees terminated prior to or as of the Closing Date pursuant to this Agreement or otherwise, an amount equal to vacation time accrued as of the Closing Date; and on the Closing Date shall pay such employees for unused sick time if such has been the policy of Meridian.

6.4. Retirement Plans.  Meridian shall give service credit for time served with it for the purposes of computing eligibility and vesting service under any retirement plan or program under which Transitioned Employees will be eligible, or will become eligible under any existing retirement plan which is modified or replaced after the Closing Date.

7. Termination.

7.1. General.  This Agreement may be terminated and the transactions contemplated herein may be abandoned, (a) by mutual consent of Buyer and Seller, (b) by either Buyer or Seller, if any permanent injunction or action by any governmental authority preventing the consummation of the Closing shall have become final and nonappealable, or (c) by notice given by Buyer to Seller, or by Seller to Buyer, in the event the Closing Date shall not have occurred on or before the date 60 days after the date of execution of this Agreement; provided, that if the Closing Date shall not have occurred on or before such date due to the act or omission of one of the parties in violation of any provision of this Agreement, then that party may not terminate the Agreement pursuant to this clause (c) of Section 7.1.

7.2. No Liabilities in Event of Termination.  In the event of any termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Buyer or Seller, except that the obligations of Buyer and Seller under Section 7.3 shall remain in full force and effect, and that termination shall not preclude any party from suing any other party for breach of this Agreement.

7.3. Fees and Expenses.  Except as otherwise stated in this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such expenses.

8.              Transactions Subsequent to Closing.

8.1. Post-Closing Access to Information and Assistance.  For a period of seven years after the Closing Date, Maria and Carlos, to the extent either has access, possession, or control, shall provide, and shall cause their appropriate personnel to provide, when reasonably requested to do so by Buyer, access to the tax, financial and accounting records transferred to Buyer or retained by Seller, as applicable, in accordance with this Agreement.  Maria and Carlos shall not dispose of, alter or destroy any such books, records and other data as to which they have access, possession or control, without giving 30 days’ prior written notice to Buyer and permitting Buyer, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence.  So long as they are employed by Meridian, pursuant to the employment agreements annexed hereto or any employment agreements that may be substituted for the same, and for a period of one year thereafter, Carlos and Maria agree to refer all inquiries they receive relating to the operation of the Business, to the phone number and/or address of the Business or any changed phone number or address as to which Meridian or Buyer shall notify them.

8.2. Exchange of Mail and Other Communications.  Carlos and Maria authorize and empower Meridian or Buyer on and after the Closing Date to receive and open all mail received by Meridian addressed to Carlos or Maria and relating to the Business, to deal with the contents of such communications in any proper manner.  Carlos and Maria shall promptly deliver to Meridian any mail or other communication received by them after the Closing Date pertaining to the Business and any cash, checks or other instruments of payment to which Meridian is entitled.  Meridian shall promptly deliver to Maria any mail or other communication received by it after the Closing Date pertaining to assets (including cash, checks or other instruments of payment) to which Maria is entitled as provided in this Agreement.  Meridian shall have the right to endorse the name of Carlos or Maria as to any payments to which Meridian is entitled, and Carlos and Maria hereby grant Meridian an irrevocable power of attorney for that purpose, which power shall be deemed to be coupled with an interest.

8.3. Carlos and Maria Not to Use Meridian’s Trademarks or Trade Names.  Seller shall not use the names “Meridian” or “Meridian Clinical Laboratory Corporation” or any derivative thereof, or any other trademarks or trade names of Meridian, or any trademarks or trade names so similar as to be likely to cause confusion as to source, in any manner, including in any communications, advertising or promotional materials, after the Closing Date.

8.4. Tax Assistance and Cooperation.  After the Closing Date, the parties shall cooperate and shall cause their respective appropriate personnel to provide each other with reasonable assistance with financial and tax matters relating to preparation of tax returns associated with the Business and the payment of taxes associated with the Business, including assistance in the payment of all sales and use taxes, income taxes, franchise taxes and any other taxes related to the Business.  Each party receiving such cooperation shall reimburse the party supplying such cooperation for its actual out-of-pocket costs relating to such cooperation and assistance under this Section 8.4.

8.5. Environmental Matters.

(a)         Meridian shall in the use and occupancy of the Facility prior to the Closing, comply with all environmental laws, orders and regulations of Federal, State and municipal governments or any of their departments affecting the leased property.  This covenant and the other provisions of this Section 8.5 shall survive this Agreement.

(b)         Seller acknowledges the existence of federal and state environmental laws, rules and regulations and Seller shall comply with the same, including but not limited to all laws, rules and regulations relating to medical waste.

(c)          Seller agrees that as of the Closing Date there shall be deemed to have been a transfer or cessation of operations of the Business within the meaning of the provisions of applicable environmental laws, rules and regulations.

(d)         Carlos and Maria shall bear all costs and expenses incurred by Meridian or Buyer associated with any required compliance with environmental laws resulting from Seller’s use of the leased premises prior to the Closing, including but not limited to agency fees, engineering fees, site assessment, site investigation and remedial investigation fees, report preparation fees, clean-up costs, filing fees and suretyship expenses.  The foregoing undertaking shall survive the Closing.

(e)          Carlos and Maria shall take reasonable precautions to prevent and, if necessary, remediate contamination of the Facility and the adjacent premises due to the operations of Seller.

8.6 Deferred Payment by Buyer.

(a) At the Closing Buyer will hold back the Two Hundred Fifty Thousand Dollar ($250,000) balance of the Purchase Price (the “Hold-Back Amount”).

(b) If within one year after the Closing Date:

(i) no reasonable and justifiable claims are asserted by Buyer for breaches by Seller of their representations and warranties under this Agreement;

(ii) no complaints, notices or subpoenas are issued by any governmental authorities, alleging violations or making inquiries unresolved by Seller concerning environmental issues, Medicare and/or Medicaid billing issues relating to Seller with respect to periods prior to the Closing Date, or tax or other issues as to which liability is asserted against Meridian or Buyer with respect to periods prior to the Closing Date;

(iii) no claim for breach of contract, breach of warranty, negligence, professional negligence, product liability, or for any other alleged wrongful conduct by Seller is asserted by a third party, as to which a liability claim is or may be asserted against Meridian or Buyer with respect to actions or omissions prior to the Closing Date;

then the Two Hundred Fifty Thousand Dollar ($250,000) Hold-Back Amount shall be promptly paid without interest by Buyer to Maria.

(c) In the event any such complaint, notice or subpoena is issued or any such claim is asserted within said one year period, then subject to the provisions of Section 9.3(g) an amount reflecting an adequate reserve for dealing with and/or defending the same, including anticipated legal expenses, will be withheld from the Hold-Back Amount and the remaining balance, if any, will be paid to Maria.  However, notwithstanding Section 9.3(g), any lien or account payable which Seller is required to pay and which is not paid and discharged by Seller and is paid or discharged by Buyer, shall be deducted from the Hold-Back Amount.

(d) No deductions shall be made from the Hold-Back Amount unless the aggregate amount thereof equals or exceeds Ten Thousand Dollars ($10,000).

8.7 Bonus Payment by Buyer.  If Buyer or Meridian is a contracted in-network provider with Blue Cross and Blue Shield of Florida’s PPC/PPO product(s) on the 18 month anniversary of the Closing Date, then Buyer shall, upon receipt of notice to that effect, promptly pay Maria a Two Hundred Fifty Thousand Dollar ($250,000) bonus, in addition to the Purchase Price.

9. Miscellaneous.

9.1. Public Announcements; Confidentiality.

(a) Prior to and after the Closing Date, no news release or other public announcement pertaining in any way to the transactions contemplated by this Agreement shall be made by Seller.  After the Closing Buyer may issue such news release and make such other public announcement as it deems appropriate.  Buyer will provide to Seller in advance any press release or other public communication relating to this Agreement or the agreements or transactions described herein or contemplated hereby.

(b) Without the prior written consent of Buyer, Seller and their managers, stockholders, directors, officers, employees and representatives shall not, directly or indirectly, disclose to any person (other than attorneys, accountants, or other advisors engaged in connection with the acquisition who need to know such information and who are instructed as to the confidentiality of these matters) the fact that this Agreement has been entered into or any of the terms, conditions or other facts with respect to this Agreement, of the status hereof, or preparations for the acquisition of the Purchased Stock, the Business, or of any discussions among the parties, unless otherwise required by law or judicial or regulatory process.

(c) Seller acknowledges that they are aware, and will advise any managers, directors, officers, employees and representatives who are informed of any of the matters which are the subject of this Agreement that United States and state securities laws prohibit any person who has received from an issuer (such as Buyer) material, non-public information of the type which is the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such infom1ation to any other person under circumstances in which it is reasonably foreseeable that such person will purchase or sell such securities.  Violations of this prohibition may result in criminal and civil sanctions.

9.2 Knowledge.  As used in this Agreement, “the knowledge of Seller” shall mean the actual knowledge and the imputed knowledge of Carlos, Maria, and those managerial employees, agents and representatives of Seller who devoted substantive attention to those matters that are the subject of each representation and warranty in which such knowledge qualification appears, and “the knowledge of Buyer” shall mean the actual knowledge and the imputed knowledge of those managerial employees, agents and representatives of Buyer who devoted substantive attention to those matters that are the subject of the representation and warranty in which such knowledge qualification appears.  The term “imputed knowledge” means knowledge which reasonable inquiry in response to the applicable circumstances would have revealed.

9.3. Indemnification.

(a)         Subject to the limits set forth herein, Carlos and Maria shall jointly and severally indemnify and hold Meridian, Buyer and their directors, officers, employees, consultants, accounts, and attorneys harmless against and in respect of: (i) all obligations and liabilities of Seller, whether accrued, absolute, fixed, contingent or otherwise, including the Company Liabilities which either of them is obligated to meet, pay or assume pursuant to the specific terms of this Agreement, which accrue prior to the Closing Date; (ii) any actual Damages (as defined below) directly or indirectly incurred or sustained by Meridian or Buyer as a result of any breach by Seller of their respective covenants contained herein; (iii) any actual Damages directly or indirectly incurred or sustained by Meridian or Buyer as a result of any breach by Seller of their respective representations and warranties set forth in Section 3.1, provided that any claim for indemnification under this paragraph (a) must be made in writing, with reasonable specificity as to the nature of the breach and the facts giving rise thereto, to Carlos and Maria by Meridian or Buyer not later than twenty-four (24) months after the Closing Date; and (iv) liabilities for taxes of Meridian, its affiliates, or the Business arising at any time with respect to periods ending prior to the Closing Date.

(b) For purposes of this Section 9.3, “Damages” shall mean any and all claims, losses, liabilities, damages, deficiencies, costs and expenses (including without limitation as a result of the defense, settlement or compromise of any claim), including, without limitation, reasonable attorneys’ accountants’ and expert witness fees incurred in defense of any third party claim regardless of whether entitlement to relief is established, costs and expenses of investigation, and costs and expenses incurred by an indemnified party in connection with any action, suit, proceeding, investigation, demand, assessment or judgment incident to any of the matters indemnified against in this Section 9.3 or to enforce an indemnified party’s rights under this Section 9.3, but shall not include any consequential, punitive or special damages.

(c)          Buyer shall indemnify and hold Carlos and Maria harmless against and in respect of (i) all obligations and liabilities of Buyer, whether accrued, absolute, fixed, contingent or otherwise, pursuant to this Agreement; (ii) any actual Damages incurred or sustained by Carlos or Maria as a result of any breach by Buyer of its covenants contained herein; (iii) any actual Damages incurred or sustained by Carlos or Maria arising from the operations of the Business after the Closing Date; (iv) any Damages resulting from, caused by or arising out of any employee benefit plan, policy, program or arrangement established, adopted or made applicable to the Transitioned Employees effective after the Effective Time; (v) any actual Damages incurred or sustained by Carlos or Maria as a result of any breach by Buyer of its representations and warranties contained in Section 3.3; and (vi) any fines or penalties incurred due to non-compliance with Florida change of ownership approval requirements, for the period after the Closing and before the Florida Agency For Health Care Administration grants Buyer’s change of ownership licensure application; provided that any claim for indemnification under this paragraph (c) must be made in writing, with reasonable specificity as to the nature of the claim or breach and the facts giving rise thereto, to Buyer by Carlos or Maria not later than twenty-four (24) months after the Closing Date.

(d)         Promptly after receipt by an indemnified party under this Section 9.3 of notice of any claim or the commencement of any action or proceeding, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.3, notify the indemnifying party in writing of the claim or the commencement of that action or proceeding, provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to the indemnified party unless the indemnifying party is materially prejudiced in its ability to defend such action or proceeding.  If any such claim shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled at its expense to participate therein, and to assume the defense thereof with counsel reasonably satisfactory to the indemnified party, and to settle or compromise any such claim or action; provided, however, that if the indemnified party has elected to be represented by separate counsel pursuant to the proviso to the following sentence or if such settlement or compromise does not include an unconditional release of the indemnified party for any liability arising out of such claim or action, such settlement or compromise shall be effected only with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed.  After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 9.3 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, provided, however, that the indemnified party shall have the right to employ counsel to represent it if, in the opinion of counsel to the indemnified party, it is advisable for the indemnified party to be represented by separate counsel due to actual or potential conflicts of interest, and in that event the fees and expenses of such separate counsel shall be paid by the indemnifying party; provided, that in no event shall the indemnifying party be responsible for the fees of more than one counsel.  Buyer and Seller shall each render to the other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or proceeding.

(e)          The indemnities provided in this Agreement shall survive the Closing.  Except as otherwise specifically provided herein, the indemnity provided in this Section 9.3 shall be the sole and exclusive remedy of each party against each other party for money damages in connection with the transactions contemplated by this Agreement.

(f)           Each indemnified party shall be obligated in connection with any claim for indemnification under this Section 9.3 to use commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages.

(g)          An indemnified party shall not be entitled to indemnification hereunder for breaches of representations and warranties unless, and then only to the extent that, the aggregate of such indemnification obligations to the indemnified party pursuant hereto (but for this Section 9.3(g)) equals or exceeds $10,000.

(h) Limits of Liability

(i) The liability of Buyer under Section 9.3(c)(vi) shall be unlimited.

(ii) The liability of Carlos and Maria for actual fraud or intentional wrongful conduct on the part of Meridian or themselves vis-à-vis Medicare, Medicaid and other payors (such as, but not limited to United Healthcare, and Blue Cross and Blue Shield) shall be limited to the first $2,000,000 of Damages plus 50% of the amount in excess of $2,000,000.

(A) The liability of Carlos and Maria for any improper or negligent conduct on the part of Meridian or themselves vis-à-vis said entities which is not fraudulent and not intentional shall be the amount by which such liability exceeds $50,000, up to $250,000, with amounts beyond $250,000 being the sole responsibility of Buyer.  By way of example only, if the aggregate amount payable to the payors pursuant to this Section 9.3(h)(ii)(A) is $300,000, the liability of Carlos and Maria shall be $200,000 (i.e., the amount in excess of $50,000 up to $250,000), and Buyer shall be solely responsible for $100,000 (i.e., the first $50,000 plus the amount beyond $250,000).

(iii) The liability of Carlos and Maria for Damages due to Meridian outstanding loans, loan guarantees and litigation where information respecting the same should have been but was not provided, including but not limited to information required to be provided before the Closing in response to Buyer’s due diligence requests, shall be unlimited.

(iv) Except as specifically provided in Section 9.3(h)(i), Section 9.3(h)(ii), and Section 9.3(h)(iii), an indemnifying party shall not have any liability for indemnification obligations hereunder for Company Liabilities or for breaches of covenants or breaches of representations and warranties to the extent that the aggregate of such obligations to the indemnified party pursuant hereto (but for this Section 9.3(h)(iv)) exceeds $250,000; that is — except as specifically provided in Section 9.3(h)(i), Section 9.3(h)(ii), and Section 9.3(h)(iii) — the indemnifying party shall have no obligation to expend more than $250,000 pursuant to this Section 9.3.

(i) The amount of any Damages to which an indemnified party is entitled hereunder shall be calculated after giving effect to any amounts, including insurance proceeds, recovered by the indemnified party.

9.4.                            Notices.  Except as otherwise set forth in this Agreement, all notices, requests, demands and other communications which are required or may be given under this

Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or sent by certified mail, postage prepaid, return receipt requested, or overnight mail (Express Mail, Federal Express, or UPS); or if sent by facsimile or e-mail and simultaneously mailed by certified mail, postage prepaid, return receipt requested, as follows:

(a)         If to Carlos:

Carlos Miguel Acosta

11871 SW 43rd Street

Miami, FL 33174

E-Mail: c.acosta5@me.com

with a copy to:

Hellman Mederos & Yelin

100 Almeria Avenue, Suite 340

Coral Gables, FL 33134

Attention: Anette Yelin, Esq.

Facsimile: (305) 448-2897

E-Mail: anette@HellmanMederosYelin.com

(b)         If to Maria:

Maria Acosta

11871 SW 43rd Street

Miami, FL 33174

E-Mail: Marialab1@bellsouth.net

with a copy to:

Hellman Mederos & Yelin

100 Almeria Avenue, Suite 340

Coral Gables, FL 33134

Attention: Anette Yelin, Esq.

Facsimile: (305) 448-2897

E-Mail: anette@HellmanMederosYelin.com

(c) if to Buyer:

Bio-Reference Laboratories, Inc.

481B Edward H. Ross Drive

Elmwood Park, New Jersey 07407

Attention:  Sam Singer, Chief Financial Officer

Facsimile:  (201) 791-1941

E-Mail: SSinger@Bioreference.com

with a copy to:

Lessler & Lessler

540 Old Bridge Turnpike

South River, New Jersey 08882-1050

Attention:  Arthur L. Lessler, Esq.

Facsimile:  (732) 254-7630

E-Mail: Lessler@Compuserve.com

or to such other address as either party shall have specified by notice in writing to the other party.  All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or receipt of certified or overnight mail; or if sent by e-mail or facsimile and simultaneous certified mail, return receipt requested, on the date of sending by e-mail or facsimile.

9.5 Electronic and Facsimile Signatures.  Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf or other fixed image form) shall be binding to the same extent as an original signature page.

9.6. Entire Agreement.  This Agreement (including the exhibits and schedules hereto), the Non-Disclosure Agreement by and between Buyer and Seller dated May 25, 2012, and the Memorandum of Understanding entered into August 7, 2012 (to the extent not inconsistent with this Agreement), constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all inconsistent provisions of the Non-Disclosure Agreement and the Memorandum of Understanding.

9.7.                            Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.8.                            Assignability.  This Agreement shall not be assignable by Seller without the prior written consent of Buyer or by Buyer without the prior written consent of Seller; except that Buyer may assign this Agreement in conjunction with a sale of substantially all of the assets of Buyer relating to the Business.

9.9.                            Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto.  No waiver by any party of any of the provisions hereof shall be effective unless in writing and executed by the party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute (i) a waiver by the party taking such action, or (ii) compliance by another party with any representations, warranties, covenants, or agreements contained herein, or in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  Inaction by a party shall not be deemed to constitute a waiver.

9.10.                     Section Headings; Table of Contents.  The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.11.                     Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, then all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

9.12.                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

9.13.                     Applicable Law; Place of Litigation.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without regard to its conflict of laws principles.  All litigation relating to this Agreement shall take place in the State of New Jersey, and each of the parties consents to the exercise of jurisdiction over it by the state and federal courts situated in New Jersey, upon service of process by certified mail, return receipt requested, express mail, or a nationally recognized overnight mail service, to the address of a party to which this Agreement requires notices to be sent.  All complaints or other case initiating documents shall be filed in the New Jersey Superior Court, Bergen County or the United States District Court for the District of New Jersey, Newark vicinage.

9.14 Stock Transfer Fees and Taxes.  Maria shall pay all fees and taxes resulting from transfer of her stock.

9.15 Obligations of Seller to be Those of Maria.  To the extent Meridian has insufficient cash at the time of Closing to pay obligations of Seller and Liabilities which are to be satisfied, discharged, extinguished or canceled by Seller, the deficiency shall be the obligation of Maria and shall be deducted from the Closing Date Cash Purchase Price.

9.16 Payment of Obligations of Meridian; Forgiveness of Indebtedness of Carlos and Maria to Meridian; Issuance of IRS 1099 Forms.  At the Closing Buyer shall pay all obligations of Meridian then known to Buyer and shall deduct the cost thereof from the Closing Date Cash Purchase Price; and shall forgive all indebtedness of Carlos and Maria to Meridian.  Thereafter Meridian and/or Buyer shall issue and file with the Internal Revenue Service and any other income taxing authorities, Federal Forms 1099 or equivalent, reflecting payment or transfer to Carlos and/or Maria of the Excluded Company Assets and forgiveness of indebtedness.

Signature Page

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BIO-REFERENCE LABORATORIES, INC.

By:	/s/ Charles T. Todd, Jr.	Date:	12/21/12
Charles T. Todd, Jr.
Senior Vice President

Witness as to signature of Charles T. Todd, Jr.:		/s/ Mr. Vaughn Klug 12/21/12
Name:

MERIDIAN CLINICAL LABORATORY CORPORATION

By:	/s/ Maria Acosta	Date:	12/21/12
Maria Acosta
100% Stockholder

By:	/s/ Carlos Miguel Acosta	Date:	12/21/12
Carlos Miguel Acosta
Director of Operations

/s/ Maria Acosta		Date:	12/21/12
Maria Acosta, Individually

/s/ Carlos Miguel Acosta		Date:	12/21/12
Carlos Miguel Acosta, Individually

Witness as to signatures of Maria Acosta and Carlos Miguel Acosta:		/s/ Mr. Vaughn Klug 12/21/12
Name: